SETTLEMENT AGREEMENT

THIS AGREEMENT, dated as of January __, 2007 (this "Agreement"), is entered into by and between InPlay Technologies, Inc. ("InPlay") and Delphi Automotive Systems LLC ("DAS LLC").

RECITALS:

WHEREAS, on April 20, 2000, DAS LLC entered into a License Agreement with InPlay, pursuant to which InPlay licensed certain proprietary technology to DAS LLC (the "License Agreement").

WHEREAS, on October 8, 2005 (the "Petition Date"), Delphi Corporation ("Delphi"), together with certain of its U.S. affiliates, including DAS LLC (collectively, the "Debtors"), filed voluntary petitions under chapter 11 of the Bankruptcy Code, in the United States Bankruptcy Court for the Southern District of New York (the "Delphi Bankruptcy Cases" and the "Court," respectively).

WHEREAS, on or about April 4, 2006, InPlay filed proof of claim number 2558 (the "Proof of Claim") against Delphi, asserting an unsecured nonpriority claim in the amount of $9 million (the "Claim") for royalties allegedly owed pursuant to the License Agreement.

WHEREAS, on October 31, 2006, the Debtors objected to the Claim pursuant to the Debtors' (i) Third Omnibus Objection (Substantive) Pursuant To 11 U.S.C. § 502(b) And Fed. R. Bankr. P. 3007 To Certain (a) Claims With Insufficient Documentation, (b) Claims Unsubstantiated By Debtors' Books And Records, And (c) Claims Subject To Modification And (ii) Motion To Estimate Contingent And Unliquidated Claims Pursuant To 11 U.S.C. § 502(c) (Docket No. 5452) (the "Third Omnibus Claims Objection")

WHEREAS, in order to resolve the Third Omnibus Claims Objection with respect to the Claim, DAS LLC and InPlay have agreed to enter into this settlement agreement (this "Settlement Agreement").

WHEREAS, on June 29, 2006, the Court entered that certain Order Under 11 U.S.C. §§ 363, 502, And 503 And Fed. R. Bankr. P. 9019(b) Authorizing Debtors To Compromise Or Settle Certain Classes Of Controversy And Allow Claims Without Further Court Approval (Docket No. 4414) entered by the Court on June 29, 2006 (the "Settlement Procedures Order") pursuant to which the Debtors are authorized to settle certain claims and classes of controversy, including, but not limited to, the allowance of claims within those classes, in the Delphi Bankruptcy Cases without further Court approval. Pursuant to the Settlement Procedures Order, the Debtors will seek authority to settle the claims as set forth herein.

NOW THEREFORE, in consideration of the premises set forth above and by execution of this Settlement Agreement, DAS LLC and InPlay agree as follows:

1

1.
Allowed General Unsecured Non-Priority Claim and Waiver Of Rights. DAS LLC acknowledges and agrees that the Claim shall be allowed against DAS LLC in the amount of seven million five hundred thousand dollars ($7.5 million). The Claim shall be treated as a general unsecured non-priority claim. InPlay waives any and all rights to assert that the Claim is anything but a general unsecured non-priority claim against DAS LLC. InPlay further waives any and all rights to assert any claim against any of the Debtors on any basis whatsoever, for any amount greater than, or any classification different than, that set forth in this Settlement Agreement.

2.
Governing Law. This Settlement Agreement shall be governed by, and construed and enforced in accordance with, as appropriate, the United States Bankruptcy Code and the laws of the State of Michigan, without regard to conflicts of law principles.

3.
Representations and Warranties. The parties hereto acknowledge that they are executing this Settlement Agreement without reliance on any representations, warranties, or commitments other than those representations, warranties, and commitments expressly set forth in this Settlement Agreement.

4.
Entire Understanding. This Settlement Agreement constitutes the entire understanding of the parties in connection with the subject matter hereof. This Settlement Agreement may not be modified, altered, or amended except by an agreement in writing signed by the Debtors and InPlay. Should an inconsistency or conflict exist between the express terms of the License Agreement and this Settlement Agreement, the terms of this Settlement Agreement shall govern and control.

5.
Condition Precedent. This Settlement Agreement is effective upon the expiration of the notice period set forth in Paragraph 5(b) of the Settlement Procedures Order without receipt of a written objection or written request for additional time from a Notice Party (as that term is defined in the Settlement Procedures Order) or that additional time has been given to a Notice Party but no written objection has been timely received.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

6.
No Party Deemed Drafter. This Settlement Agreement is being entered into among competent persons who are experienced in business and represented by counsel, and has been reviewed by InPlay and its counsel. Therefore, any ambiguous language in this Settlement Agreement will not be construed against any particular party as the drafter of such language.

Accepted and agreed to by:

Delphi Automotive Systems LLC	InPlay Technologies, Inc.

By: /s/ Dean R. Unrue	By: /s/ Robert J. Brilon
Name: Dean R. Unrue	Name: Rober J. Brilon
Title: Administrator	Title: CEO
Dated: February 20, 2007	Dated: February 13, 2007

3